EXHIBIT 24.2
CERTIFICATE
     I, Nancy C. Loftin, Secretary of Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), hereby certify that the following is a true and correct copy of an excerpt from the minutes of a meeting of the Board of Directors of the Company duly called and held on January 17, 2007 at which meeting a quorum was present and acting throughout, and such resolutions have not been amended or rescinded, but remain in full force and effect on the date hereof:
     RESOLVED, that Pinnacle West Capital Corporation (the “Company”), acting through its proper officers, is hereby authorized, empowered, and directed to prepare, execute and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to up to 8,000,000 shares of common stock of the Company to be offered and sold pursuant to the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “2007 Plan”), plus such number of additional shares as may be available for issuance under the 2007 Plan pursuant to Section 5.2 of the 2007 Plan, as shall be determined by any of the proper officers of the Company (collectively, the “2007 Plan Shares”), and an indeterminate amount of participation or other interests in the 2007 Plan to the extent required by securities laws, and such amendments, supplements, exhibits and other documents relating to said registration statement (including post-effective amendments to the registration statement) as any of such officers may consider appropriate or advisable from time to time; and further
     RESOLVED, that the name of each of the proper officers of the Company may be signed to any such registration statement, amendment, supplement, exhibit, or other document pursuant to a power of attorney or other similar delegation of authority...
     IN WITNESS WHEREOF, I have executed this Certificate as of the 31 day of May 2007.

/s/ Nancy C. Loftin
Nancy C. Loftin
Secretary